                                                                    EXHIBIT 99.1


                       SEC Drops Pegasystems Investigation

Cambridge, Mass., April 9, 2002 -- Pegasystems (NASDAQ: PEGA), today reported that it was advised by the staff of the United States Securities and Exchange Commission that the pending investigation of the Company and certain current and former employees of the Company has been terminated with no enforcement action being recommended against the Company or such individuals. In May 1999, the Company disclosed the formal investigation, which was related to 1997 and 1998 matters.

                                       ###

For information, contact:

Leah Goldman                                  Chris Sullivan
Pegasystems Inc.                              Pegasystems Inc.
(617) 374-9600, ext. 6154                     (617) 374-9600, ext. 6020
goldl@pegasystems.com                         sullc@pegasystems.com


About Pegasystems

Since 1983, Pegasystems (NASDAQ: PEGA) has been a pioneer in rules technology and is now a leader in the industry. Business rules are the practices, processes and procedures that define how a company does business and are an important asset that differentiates enterprises in the marketplace. Pegasystems' patented rules technology allows companies to aggregate their diverse business practices and lets business managers rapidly implement change across the enterprise and over the Web. Leading companies in financial services, healthcare and insurance turn to Pegasystems' rules-driven workflow automation technology and multi-channel service and support solutions to enhance their Customer Relationship Management (CRM) strategies. Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information about Pegasystems visit: www.pegasystems.com.